Exhibit 5.1

4801 Main Street, Suite 1000 Kansas City, MO 64112 MAIN 816.983.8000 fax: 816.983.8080

July 31, 2009

H&R Block, Inc. One H&R Block Way Kansas City, MO 64105

Ladies and Gentlemen:

We have acted as counsel to H&R Block, Inc., a Missouri corporation (the “Company”), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended (the “Act”), of 300,000 shares of Common Stock of the Company, without par value (the “Common Stock”), issuable under the 2008 Deferred Stock Unit Plan For Outside Directors (the “Plan”), as approved by the Company’s shareholders on September 4, 2008.

In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such shares of Common Stock have been issued and sold by the Company in accordance with the terms of the Plan, such shares will constitute legally issued, fully paid and non-assessable shares of the Company. This opinion is limited to the Missouri General and Business Corporation Law.

We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

Very truly yours,

/s/Husch Blackwell Sanders LLP